UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 9, 2007 (October 3, 2007)
AirNet Systems, Inc.
(Exact name of registrant as specified in its charter)

Ohio	001-13025	31-1458309

(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

7250 Star Check Drive, Columbus, Ohio 43217

(Address of principal executive offices) (Zip Code)
(614) 409-4900
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Resignation of Gary W. Qualmann and Appointment of Ray L. Druseikis
     On October 9, 2007, AirNet Systems, Inc. (the “Company”) announced that Gary W. Qualmann, the Company’s Chief Financial Officer, Treasurer and Secretary, resigned from his positions with the Company effective as of October 3, 2007.
     Also on October 9, 2007, the Company announced that Ray L. Druseikis, who currently serves as Vice President of Finance and Controller of the Company, would assume the positions of Chief Financial Officer, Treasurer and Secretary on an interim basis. Mr. Druseikis, who is 55, has served as the Company’s Vice President of Finance, Controller and Principal Accounting Officer since June 30, 2005. Mr. Druseikis had served as an independent consultant to the Company from June 30, 2004 until his election as an officer of the Company, providing assistance in the process of documenting and testing the Company’s internal control over financial reporting for purposes of satisfying the requirements of Section 404 of the Sarbanes-Oxley Act of 2002. Prior to joining the Company, Mr. Druseikis had provided contract accounting and financial consulting services to publicly-traded and privately-owned companies since October 2002. In addition, from September 2003 to April 2004, Mr. Druseikis served as the Chief Financial Officer of SEA, Ltd., a privately-owned forensic engineering services company. From February 2000 to March 2002, Mr. Druseikis served as Corporate Controller for The Dispatch Printing Company, a privately-owned enterprise with varied business interests in media, real estate and venture capital. From January 1997 to February 2000, Mr. Druseikis served as Controller and Chief Accounting Officer for Crown NorthCorp Inc., a publicly-traded real estate financial services company. There are no family relationships between Mr. Druseikis and any director or other executive officer of the Company. Other than his employment relationship with the Company, Mr. Druseikis does not have and has not had any relationship or interest in any transaction for which disclosure would be required under Item 404(a) of SEC Regulation S-K.
     A copy of the news release issued by the Company announcing the resignation of Mr. Qualmann and the appointment of Mr. Druseikis as interim Chief Financial Officer, Treasurer and Secretary is included with this Current Report on Form 8-K as Exhibit 99.1.
Separation Agreement with Gary W. Qualmann
     Mr. Qualmann and the Company entered into a Separation Agreement and General Release dated as of October 3, 2007 (the “Separation Agreement”), which provided for his resignation as Chief Financial Officer, Treasurer and Secretary of the Company and terminated the Employment Agreement between the Company and Mr. Qualmann dated as of May 3, 2005 (the “Employment Agreement”). The Company had previously notified Mr. Qualmann in writing on September 27, 2007 that the Employment Agreement term would not be renewed after December 31, 2007, but that Mr. Qualmann would remain with the Company and in his positions after such date without an agreement.

     Under the terms of the Separation Agreement, Mr. Qualmann will continue to be employed by the Company until October 12, 2007 (the “Separation Date”). Thereafter, he will receive any accrued but unpaid base salary and any unreimbursed business expenses. Mr. Qualmann will also receive, payable by the earlier of October 31, 2007 and the first business day following the seventh day after execution of the Separation Agreement by Mr. Qualmann, a lump-sum payment of $141,780, which represents (1) six months’ salary, (2) an agreed upon amount with respect to unused vacation time, (3) an amount equal to the premiums required for Mr. Qualmann and his eligible dependents to continue their coverage under the Company’s group health plan for twelve months after October 31, 2007 and (4) $15,000 for use by Mr. Qualmann to obtain certain outplacement service. Mr. Qualmann will also receive all benefits due him under the Company’s employee benefit plans, paid in accordance with the terms of such plans.
     Mr. Qualmann also agreed not to compete with the Company and not to solicit for hire or knowingly hire, directly or indirectly, certain employees of the Company for a period of 12 months following the Separation Date. He has also agreed that he would maintain the confidentiality of information regarding the Company and its affiliates obtained by him through his employment. Further, Mr. Qualmann released the Company from any claims or causes of action he may have against the Company, and the Company agreed to indemnify him to the fullest extent permitted by the Company’s Amended and Restated Articles of Incorporation and Code of Regulations for any expenses from suits related to his service with the Company. Mr. Qualmann also agreed not to disparage or otherwise comment negatively about the Company or any of its officers, directors, shareholders, affiliates and employees, among others, except to the extent that Mr. Qualmann is required by applicable law to testify and only then to the extent that such testimony is fair and accurate. The Company made a similar agreement not to disparage or otherwise comment negatively about Mr. Qualmann.
     The foregoing description does not purport to be complete and is qualified in its entirety by reference to the Separation Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.
Letter Agreement with Ray L. Druseikis
     On October 8, 2007, the Company entered into a letter agreement with Mr. Druseikis in connection with his agreement to serve as interim Chief Financial Officer of the Company. The letter agreement provides for an employment period ending on December 31, 2008, unless earlier terminated in accordance with the terms of the letter agreement. Mr. Druseikis will retain the title of Vice President of Finance and Controller and, in addition, will serve as interim Chief Financial Officer at the pleasure of the Board. Although not addressed by the letter agreement, Mr. Druseikis was also appointed to serve as Treasurer and Secretary of the Company at the pleasure of the Board.
     Under the letter agreement, Mr. Druseikis’ annual base salary was increased from $125,000 to $175,000 during the period that he serves as interim Chief Financial Officer. Such annual base salary will revert to $125,000 upon the appointment of a new Chief Financial Officer and Mr. Druseikis’ removal from such office. In either case, during the term of the letter agreement, Mr. Druseikis’ annual base salary may be adjusted upward, but not downward (except in connection with his ceasing to be the interim Chief Financial Officer), based upon any annual or interim review of Mr. Druseikis’ base salary by the Compensation Committee of the Company’s Board of Directors. Mr. Druseikis is entitled to participate in, or receive, all health and life insurance coverages, sick leave and disability programs, tax-qualified retirement plan contributions, stock option plans, paid holidays and vacations, perquisites and other fringe benefits of employment as he is currently eligible for or as the Company may otherwise provide to its actively employed senior executive officers.
     If Mr. Druseikis’ employment is terminated by the Company without “cause” (as defined in his letter agreement) or by Mr. Druseikis for “good reason” (as defined in his letter agreement), he will be entitled to receive: (1)  any accrued but unpaid salary, accrued but unused vacation and unreimbursed business expenses; (2) a continuation of his base salary then in effect (but no less than $175,000 if he was the interim Chief Financial Officer as of immediately prior to his termination or $125,000 if a new Chief Financial Officer had been appointed and he had been removed from such office prior to termination) for a period of six months and (3) an amount equal to the premiums required for Mr. Druseikis and his eligible dependents to continue their coverage under the Company’s group health plan for six months after termination. Based upon his base salary and medical and health care benefits in effect on the date hereof, Mr. Druseikis would receive $87,500 of salary continuation benefits over this 6-month period and an amount with respect to group health plan coverage of approximately $5,500. In addition, Mr. Druseikis would become fully vested in all employee benefit programs (other than with respect to any restricted stock which may be issued under the Company’s 2004 Stock Incentive Plan and any tax-qualified retirement or savings plan as to which his interest would vest in accordance with the terms of the applicable plan). He would also be entitled to receive a lump-sum payment equal to his non-vested interest under any tax-qualified retirement or savings plan maintained by the Company to the extent forfeited upon termination of employment.
     “Cause” is defined in Mr. Druseikis’s letter agreement to include: (i) any willful breach of the material terms of the letter agreement; (ii) any willful breach of a material duty of employment assigned pursuant to the terms of the letter agreement other than a breach related to an assignment that would be a basis for termination of his employment by him for “good reason”; (iii) material refusal to perform the duties assigned to him by the Chief Executive Officer of the Company or the Board other than a refusal related to an assignment that would be a basis for termination of his employment by Mr. Druseikis for “good reason”; (iv) theft or embezzlement of a material amount of the Company’s property; (v) fraud; or (vi) indictment for criminal activity other than minor misdemeanor traffic offenses.
     The following events qualify as “good reason” for Mr. Druseikis to terminate his employment: (a)  without his prior written consent, the Company assigns him to duties which are materially inconsistent with or result in a material diminution of his position, authority, duties or responsibilities as Vice President of Finance and Controller and interim Chief Financial Officer, provided that the Board’s determination to appoint another Chief Financial Officer and to remove Mr. Druseikis from such position does not constitute “good reason”; (b) without his prior written consent, he is assigned to an office of the Company located outside the Greater Columbus, Ohio metropolitan area; (c) the Company fails to obtain an agreement from any successor or assign of the Company to assume and agree to perform his letter agreement; or (d) the Company otherwise materially breaches its obligations to make payments to Mr. Druseikis under the letter agreement.
     The foregoing description does not purport to be complete and is qualified in its entirety by reference to the letter agreement with Mr. Druseikis, a copy of which is filed as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
     (a) Financial statements of businesses acquired:
                    Not applicable.
     (b) Pro forma financial information:
                    Not applicable.
     (c) Shell company transactions:
                    Not applicable.
     (d) Exhibits:

Exhibit No.	Description

10.1	Separation Agreement and General Release dated as of October 3, 2007 between AirNet Systems, Inc. and Gary W. Qualmann

10.2	Letter agreement dated as of October 8, 2007 between AirNet Systems, Inc. and Ray L. Druseikis

99.1	News Release issued by AirNet Systems, Inc. on October 9, 2007

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AIRNET SYSTEMS, INC.
Dated: October 9, 2007	By:	/s/ Bruce D. Parker
Bruce D. Parker
Chairman, Chief Executive Officer and President

INDEX TO EXHIBITS
Current Report on Form 8-K
Dated October 9, 2007
AirNet Systems, Inc.

Exhibit No.	Description

10.1	Separation Agreement and General Release dated as of October 3, 2007 between AirNet Systems, Inc. and Gary W. Qualmann

10.2	Letter agreement dated as of October 8, 2007 between AirNet Systems, Inc. and Ray L. Druseikis

99.1	News Release issued by AirNet Systems, Inc. on October 9, 2007